QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE
November 4, 2003

For More Information, Contact:
 Willard "Chuck" Lewis
Chief Operating Officer
(404) 653-2815

Citizens Bancshares Corporation Announces Third Quarter Earnings; Net Income up 95 Percent

ATLANTA, November 4, 2003—Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the "Company"), the parent company of Citizens Trust Bank (the "CTB"), today announced its third quarter earnings of $0.31 per diluted share for the three month period ended September 30, 2003, as compared to $0.16 per diluted share for the same period in 2002. Third quarter net income increased 95 percent to $648,000 compared to $331,000 during the same period in 2002. Total revenues for the third quarter 2003 increased by $1,097,000 to $6,643,000 compared to the same period in 2002. This increase is partially due to $489,000 in securities gains realized in the third quarter of 2003 compared to $76,000 in the third quarter of 2002. The third quarter 2003 earnings results also include a nonrecurring charge of a jury award in the amount of $250,000 or $0.12 per diluted share. The Company is appealing the case and is seeking to have the jury award reversed.

For the nine month period ended September 30, 2003, the Company's net income increased $889,000 or 82 percent to $1,971,000 compared to a net income of $1,082,000 for the nine month period ended September 30, 2002. The Company had earnings per diluted share of $0.95 for the nine month period ended September 30, 2003 compared to $0.51 per diluted share for the nine month period ended September 30, 2002. Total revenues for the nine month period ended September 30, 2003 increased by $1,781,000 to $18,602,000 compared to the same period in 2002. This increase was primarily due to the acquisition of CFS Bancshares, Inc. in Birmingham, Alabama, by the Company's bank subsidiary on February 28, 2003.

The Company also experienced significant growth in total assets. At September 30, 2003, the Company's total assets increased to $362 million as compared to $279 million on December 31, 2002. This increase was primarily due to the acquisition of CFS Bancshares, Inc.

Citizens Trust Bank has been a partner in the Atlanta community since 1921. The goal from its inception was to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama. With nearly $400 million in assets, the 82-year-old bank maintains its position among the top 3 African American owned commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation (OTC Bulletin Board: CZBS), CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE Citizens Trust Bank

QuickLinks

  Exhibit 99.1